THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  THIS WARRANT AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE PLEDGED, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT.

EMERALD ACQUISITION CORPORATION

Warrant for the Purchase of Ordinary Shares

No. 2009-[ ]	_________ Shares

FOR VALUE RECEIVED, EMERALD ACQUISITION CORPORATION, a Cayman Islands corporation (the “Company”), hereby certifies that [________________], its designee or its permitted assigns is entitled to purchase from the Company, at any time or from time to time commencing on [                ], 2009 (the “Issuance Date”) and prior to 5:00 P.M., New York City time, on [          ], 2014 (the “Exercise Period”), [________________] fully paid and non-assessable ordinary shares, $0.001 par value per share, of the Company for a purchase price per share of $6.00 (subject to adjustment at set forth in Section 3), pursuant to that certain Private Placement Memorandum dated October 1, 2009, as amended or supplemented from time to time (the “Memorandum”).  Hereinafter, (i) said ordinary shares, $0.001 par value per share, of the Company, are referred to as the “Ordinary Shares”; (ii) the Ordinary Shares (subject to adjustment as set forth herein) purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the “Warrant Shares”; (iii) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price”; (iv) the price payable (initially $6.00 per share subject to adjustment as set forth herein) for each of the Warrant Shares hereunder is referred to as the “Per Share Warrant Price”; (v) this Warrant, all similar Warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the “Warrants”; and (vi) the holder or their permitted or registered assigns of this Warrant is referred to as the “Holder” and the holder of this Warrant and all other Warrants and Warrant Shares are referred to as the “Holders” and Holders of more than fifty percent (50%) of the Warrant Shares then issuable upon exercise of then outstanding Warrants are referred to as the “Majority of the Holders”).

 This Warrant is one of the Warrants to purchase Ordinary Shares issued pursuant to a Subscription Agreement (the “Subscription Agreement”) between the Company and the Subscriber named therein in connection with a private placement by the Company of units (the “Units”), each Unit consisting of fifty thousand (50,000) Ordinary Shares and a Warrant to purchase twenty five thousand (25,000) Ordinary Shares, as further described in the Memorandum dated October 1, 2009.  By acceptance of this Warrant, the Holder agrees to comply with all applicable provisions of the Subscription Agreement.  Defined terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Memorandum.

1.                Exercise of Warrant.

(a)           Except as set forth in Section 1(d) below, this Warrant may be exercised in whole at any time, or in part from time to time, by the Holder during the Exercise Period by the surrender of this Warrant (with the exercise notice, in the form attached hereto (the “Exercise Notice”), duly executed) at the address set forth in Section 10(a) hereof, together with payment in immediately available funds of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company; or

(b)           If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Ordinary Shares and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares.  Upon surrender of this Warrant in connection with the exercise of this Warrant pursuant to the terms hereof, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Ordinary Shares to which the Holder shall be entitled upon such exercise and, if this Warrant is exercised in whole, no fractional Ordinary Shares are to be issued, but rather the number of Ordinary Shares to which the Holder shall be entitled, shall be rounded up to the nearest whole number, and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof, if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c)           Notwithstanding anything herein to the contrary, in no event shall the Holder have the right or be required to exercise this Warrant to the extent, and only to the extent, that as a result of such exercise, the aggregate number of Ordinary Shares beneficially owned by the Holder, its affiliates and any “group” (as defined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”)) of which the Holder may be deemed to be a party (collectively the “Affiliates”) would exceed 9.99% of the outstanding Ordinary Shares immediately after giving effect to such exercise.  For purposes of this Section, beneficial ownership shall be calculated in accordance with Sections 13(d) and Section 16(a) of the Exchange Act.  The provisions of this Section 1(d) may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company. For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, the Holder may rely upon the number of outstanding Ordinary Shares as reflected in the Company’s most recent annual or quarterly report on Form 10-K or Form 10-Q, respectively.

(d)           Upon exercise of this Warrant, the Company shall promptly (but in no event later than ten (10) business days after the date the Exercise Notice is delivered to the Company (the “Exercise Date”)) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder (together with such other transfer documentation as may be reasonably requested by the Company) and in such name or names as the Holder may designate (provided that, if the Registration Statement (as defined in the Subscription Agreement) is not effective and the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, unless the Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(b) under the Securities Act. The Holder, or any person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date.

2.                Reservation of Warrant Shares; Listing. The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, one hundred (100%) percent of the Ordinary Shares issuble, from time to time, upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) if the Company hereafter lists its Ordinary Shares on any national securities exchange, including NASDAQ, use its commercially reasonable efforts to keep the Warrant Shares authorized for listing on such exchange upon notice of issuance.  The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Per Share Warrant Price in accordance with the terms hereof, be duly authorized, validly issued, fully paid and nonassessable free from all taxes, liens and charges in respect of the issue thereof. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates, to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant by the Holder. The Company will take all such action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the OTC Bulletin Board, exchange, trading market of other inter-dealer electronic quotation system upon which the Ordinary Shares may be listed.

3.                Certain Adjustments.

(a)           Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on the Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant)(“Ordinary Shares Equivalents”), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of the Ordinary Shares of the Company, then in each case the Per Share Warrant Price shall be multiplied by a fraction the numerator of which shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. Any adjustment made pursuant to this Section 3(a) shall become effective at the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective at the close of business on the effective date in the case of a subdivision, combination or re-classification.

(b)           In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company but excluding any exchange of securities or merger with another corporation in which the Company is a continuing corporation and that does not result in any reclassification of or similar change in the Ordinary Shares), the Holder of this Warrant, upon the exercise hereof at any time thereafter shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 3(a) or 3(b); and in each such case, the terms of this Section 3 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder.  Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than ten (10) days prior to such event.  A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(c)           No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per Ordinary Share; provided, however, that any adjustments which by reason of this Section 3(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this subsection 3(c)) not later than such time as may be required in order to preserve the tax-free nature of a distribution, if any, to the Holder of this Warrant or Ordinary Shares issuable upon the exercise hereof.  All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.  Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.  Anything in this Section 3 to the contrary notwithstanding, no adjustment made pursuant to any provision of this Section 3 shall have the net effect of increasing the Per Share Warrant Price in relation to the split adjusted and distribution adjusted price of the Ordinary Shares issuable upon exercise.

(d)           Whenever the Per Share Warrant Price or the number of Warrant Shares is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.  The Company may, but shall not be obligated to unless requested by a Majority of the Holders, obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares in effect after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

(e)           If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Ordinary Shares other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than ten (10) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(f)           If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or Ordinary Shares and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine, in good faith, the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or Ordinary Shares and other capital stock.

(g)           In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of the adjustments set forth in this Section 3 then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon such determination, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein.

4.                Fully Paid Stock; Taxes.  The Ordinary Shares represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, subject to compliance by the Holder with the terms hereof, at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens and charges in respect of the issue thereof and not subject to preemptive rights or rights of first refusal imposed by any agreement to which the Company is a party, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Ordinary Shares is at all times equal to or less than the then Per Share Warrant Price.  The Company shall pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5.               Registration Under Act.  The Holder shall have the right to participate in the registration rights granted to purchasers of the Units (as defined in the Subscription Agreement) pursuant to Section VII of the Subscription Agreement.  By acceptance of this Warrant, the Holder agrees to comply with the provisions in Section VII of the Subscription Agreement.

6.               Investment Intent; Limited Transferability.

(a)           By accepting this Warrant, the Holder represents to the Company that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws, as more fully described in each of the Memorandum and Subscription Agreement, each of which the Holder represents and warrants that Holder has carefully reviewed.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it must bear the economic risk of its investment in this Warrant and hold any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.  The Holder further represents to the Company, by accepting this Warrant, that it has full power and authority to accept this Warrant and make the representations set forth herein.

(b)           The Holder, by its acceptance of this Warrant, represents to the Company that it is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment (and not as a nominee or agent) and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.  The Holder agrees, by acceptance of this Warrant, that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act.

(c)           In addition to the limitations set forth in Section 1 and in accordance with the legend on the first page hereof, this Warrant may not be sold, transferred, assigned or hypothecated by the Holder in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.  Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Ordinary Shares or Ordinary Shares issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular Ordinary Share when (i) such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration or (ii) such security shall have been sold without registration in compliance with Rule 144 under the Securities Act, or (iii) a letter shall have been issued to the Holder at its request by the staff of the Securities and  Exchange Commission or a ruling shall have been issued to the Holder at its request by the Securities and Exchange Commission stating that no action shall be recommended by such staff or taken by the Securities and Exchange Commission, as the case may be, if such security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.  Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of an Ordinary Share then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such Ordinary Shares not bearing any restrictive legend. The Company may treat the registered Holder of this Warrant as it appears on the Company’s books at any time as the Holder for all purposes.  The Company shall permit any Holder of a Warrant or its duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered Holders of Warrant.  All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder unless, in each case, otherwise prohibited by applicable law.

(d)           The Holder has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Warrants or the exercise of the Warrants; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.

(e)           The Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (ii) attend any seminar, meeting or investor or other conference whose attendees were, to such Holder’s knowledge, invited by any general solicitation or general advertising.

(f)           The Holder is an “accredited investor” within the meaning of Regulation D or a “non United States person” (as defined in the Subscription Agreement) under Regulation S under the Securities Act.  Such Holder is acquiring the Warrants for its own account and not with a present view to, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act, without prejudice, however, to such Holder’s right, subject to the provisions of the Subscription Agreement and this Warrant, at all times to sell or otherwise dispose of all or any part of such Warrants and Warrant Shares.

(g)           Either by reason of such Holder’s business or financial experience or the business or financial experience of its professional advisors (who are unaffiliated with and who are not compensated by the Company or any affiliate, finder or selling agent of the Company, directly or indirectly), such Holder has the capacity to protect such Holder’s interests in connection with the transactions contemplated by this Warrant and the Subscription Agreement.  The Holder, by its acceptance of this Warrant, represents to the Company that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant.  Holder also represents it has not been organized for the purpose of acquiring this Warrant.

7.                Representations and Warranties of the Company. This Warrant has been entered into by the Holder in reliance upon the following representations and covenants of the Company:

(a)           Authorization.  The Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           Valid Issuance.  The Warrant Stock is duly authorized and reserved for issuance, and when issued, sold and delivered in accordance with the terms of this Warrant will be duly and validly issued, fully paid and nonassessable.

(c)           No Conflict. The execution and delivery of this Warrant do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, breach or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation or Memorandum and Articles of Association, as amended from time to time, of the Company, any material agreement of the Company filed with the Commission, or any order, decree, statute, law, ordinance, rule, listing requirement or regulation applicable to the Company, its properties or assets, which conflict, violation, default or right would have a material adverse effect on the business, properties, prospects, financial condition or operations of the Company.

8.                Loss, etc., of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

9.                Warrant Holder Not Stockholder.  This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

10.              Communication.  No notice or other communication under this Warrant shall be effective or deemed to have been given unless, the same is in writing and is mailed by first-class mail, postage prepaid, or via recognized overnight courier with confirmed receipt, addressed to:

(a)           the Company at Emerald Acquisition Corporation, No. 48 Qingshui South Road, Laiyang, Shandong, China, Attn: Chief Executive Officer, or other such address as the Company has designated in writing to the Holder; or

(b)           the Holder at the address last furnished to the Company in writing by the Holder.

11.               Headings.  The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

12.              Applicable Law.  This Warrant will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.  The Holder hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of New York with respect to any dispute arising under this Agreement or the transactions contemplated hereby or thereby.

13.              Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provision hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Majority of the Holders and such amendment, waiver, discharge or termination shall be effective with respect to the Company and all Holders.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by the undersigned duly authorized officer, this 22nd day of October, 2009.

EMERALD ACQUISITION CORPORATION

By:	/s/ Zhide Jiang
Name: Zhide Jiang
Title: Chief Executive Officer

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to
purchase Ordinary Shares under the foregoing Warrant)

Ladies and Gentlemen:

(1)
The undersigned is the Holder of Warrant No. __________ (the “Warrant”) issued by Emerald Acquisition Corporation, a Cayman Islands corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)	The undersigned hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

(3)	The Holder shall pay the sum of $_______ to the Company in accordance with the terms of the Warrant.

(4)	Pursuant to this Exercise Notice, the Company shall deliver to the Holder _____________ Warrant Shares in accordance with the terms of the Warrant.

Dated: _______________, ________

Name of Holder:________________________

By:___________________________________

Name: ________________________________

Title: _________________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

ASSIGNMENT

FOR VALUE RECEIVED _______________ (“Assignor”) hereby sells, assigns and transfers unto ____________________ (“Transferee”) the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of Emerald Acquisition Corporation.  By acceptance of the foregoing Warrant, Transferee shall become a Holder under said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:	Signature:

Address:

TRANSFEREE:

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED _______________ (“Assignor”) hereby assigns and transfers unto ____________________ (“Transferee”) the right to purchase _______ Ordinary Shares, par value $0.001 per share, of Emerald Acquisition Corporation covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer such part of said Warrant on the books of Emerald Acquisition Corporation.  By acceptance of the proportionate part of foregoing Warrant, Transferee shall become a Holder under said proportionate part of said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:	Signature:

Address:

TRANSFEREE:

Dated:	Signature:

Address: